EXHIBIT 15(D)


                        DISTRIBUTION PLAN AND AGREEMENT


         This Plan and Agreement (the "Plan") constitutes the Distribution Plan of Cash Resource New York Tax-Exempt Money Market Fund (the "Fund"), a series of shares of beneficial interest of Cash Resource Trust, a Massachusetts business trust (the "Trust"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the related agreement between the Trust and Mentor Distributors, Inc. ("Mentor Distributors"), the principal underwriter of the Trust's shares. During the effective term of this Plan, the Trust may make payments to Mentor Distributors upon the terms and conditions hereinafter set forth:


         Section 1. The Fund may make payments to Mentor Distributors, in the form of fees or reimbursements, to compensate Mentor Distributors for services provided and expenses incurred by it for purposes of promoting the sale of shares of the Fund, reducing redemptions of shares, or maintaining or improving services provided to shareholders by Mentor Distributors and financial institutions, including without limitation investment dealers. The amount of such payments and the purposes for which they are made shall be determined by the Qualified Trustees. Payments under this Plan shall not exceed in any fiscal year the annual rate of 0.50% of the average net asset value of the Fund, as determined at the close of each business day during the year. A majority of the Qualified Trustees (as defined below) may, at any time and from time to time, reduce the amount of such payments, or may suspend the operation of the Plan for such period or periods of time as they may determine.


         Section 2. This Plan shall not take effect until:

                  (a) it has been approved by a vote of a majority of the outstanding voting securities of the Fund; and

                  (b) it has been approved, together with any related agreements, by votes, of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustee of the Trust, and (ii) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

         Section 3. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 2(b).

         Section 4. Mentor Distributors shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.


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         Section 5. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the Fund's outstanding voting securities.

         Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

                  (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the Fund's outstanding voting securities, on not more than 60 days' written notice to any other party to the agreement; and

                  (b) that such agreement shall terminate automatically in the event of its assignment.

         Section 7. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2(b).

         Section 8. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person", and "vote of a majority of the outstanding voting securities" shall have the respective meaning specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 9. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers, or shareholders individually but are binding only upon the assets and property of the Fund.

         Executed as of September 29, 1996.


MENTOR DISTRIBUTORS, INC.                          CASH RESOURCE TRUST
                                                   on behalf of
                                                   Cash Resource New York
                                                   Tax-Exempt Money Market Fund


By:  /s/ Paul F. Costello                          By: /s/ Paul F. Costello
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